Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Form 20-F of Eviation Aircraft Ltd. (formerly R.V.B. Holdings Ltd.) for the year ended December 31, 2016 of our report dated March 5, 2015, relating to the consolidated financial statements of Eviation Aricraft Ltd. (formerly R.V.B Holdings Ltd.) for the year ended December 31, 2014.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants (Israel)

Member firm of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

May 16, 2017